Exhibit 4.5

Number of certificate	Number of shares
1

Waldencast plc

This is to certify that                 of                 is the registered holder of                 Class A Ordinary shares of US$0.0001 each being fully paid in the above-named company, subject to the memorandum and articles of association of the company.

Given by the company on                2022

Director	Director/ Secretary